Exhibit 99.1

[LOGO OF DELPHI FINANCIAL GROUP, INC.]                1105 North Market Street
                                                              Suite 1230
                                                      Wilmington, Delaware 19801
                                                           www.delphifin.com

Contact: Bernard J. Kilkelly
         Vice President, Investor Relations               For Immediate Release
Phone:   212-303-4349                                     05-04-06
E-mail:  bernie-kilkelly@llfi.com

    DELPHI FINANCIAL ANNOUNCES 3-FOR-2 STOCK SPLIT AND 20% DIVIDEND INCREASE

WILMINGTON, Del., May 4 2006, -- Delphi Financial Group, Inc. (NYSE: DFG) today announced that its Board of Directors has approved a 3- for-2 common stock split and a 20% increase in the Company's regular cash dividend to $.12 per share on a pre-split basis. Combined with the increase approved in February 2006, this amounts to a 33% increase in the dividend compared to the 2005 level.

The stock split will be effected in the form of a stock dividend of one- half share for each share held of record as of May 18, 2006, payable on June 1, 2006. Fractional share amounts resulting from the split will be paid to shareholders in cash. The $.12 per share cash dividend will also be payable on June 1, 2006 to shareholders of record as of May 18, 2006. On a post-split basis, the regular cash dividend will be $.08 per share.

Robert Rosenkranz, Chairman and Chief Executive Officer, said, "The dividend increase and stock split reflect our confidence in the longer-term outlook for our insurance business as well as our strong financial position. We are committed to building increased value for our shareholders and have more than doubled our dividend payout since cash dividends were commenced in 2001."

Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation for self-insured employers, travel accident and dental. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is http://www.delphifin.com.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward- looking statements may be identified by the use of terms such as "expects," "believes," "anticipates," "intends," "judgment," "outlook" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.